Exhibit 10.1

Execution Copy

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of July 13, 2007, by and among Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

WHEREAS:

A. The Company's board of directors authorized a new series of convertible preferred stock of the Company designated as Series A Convertible Preferred Stock, the terms of which are set forth in the certificate of designation, dated as of October 16, 2006, for such series of preferred stock (the "Original Certificate of Designations") (together with any convertible preferred shares issued in replacement thereof in accordance with the terms thereof (the "Preferred Shares"), which Preferred Shares are convertible into the Company's common stock, par value $0.10 per share (the "Common Stock"), in accordance with the terms of the Certificate of Designations.

B. The Company and certain of the Buyers (the "Original Buyers") entered into that certain Securities Purchase Agreement, dated as of February 10, 2006 (the "Original Closing Date") (as amended from time to time in accordance with its terms, the "Original Securities Purchase Agreement"), whereby the Company, among other things, issued to each Buyer (i) at the Initial Closing (as defined in the Original Securities Purchase Agreement), warrants (the "Warrants") to acquire up to that number of additional shares of the Common Stock set forth opposite such Buyer's name in column (5) of the Schedule of Buyers attached thereto (as exercised, collectively, the "Warrant Shares") and (ii) at the Additional Closing (as defined in the Original Securities Purchase Agreement, that aggregate number of Preferred Shares set forth opposite such Buyer's name in column (4) on the Schedule of Buyers attached thereto (which aggregate number for all Buyers shall be 45,000) (as converted, collectively, the "Conversion Shares").

B. The Preferred Shares may be entitled to dividends, which the Company, subject to certain conditions set forth in the Original Certificate of Designations, was permitted to pay in shares of Common Stock (the "Dividend Shares").

C. On March 30, 2007, the Company and certain Buyers entered into those certain Forbearance and Amendment Agreements (collectively, the "Forbearance Agreements"), whereby, among other things, the Company and each of such Buyers agreed to amend and restate the Original Certificate of Designations as set forth in that certain Amended and Restated Certificate of Designations that is attached hereto as Exhibit A hereto (the "Certificate of Designations").

D. The Company desires to redeem the outstanding Warrants held by certain Buyers for a purchase price equal to $0.13 per each Warrant Share issuable thereunder as of the Closing Date (the "Warrant Price").

E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering an Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (as amended or modified from time to time in accordance with its terms, the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights with respect to the Conversion Shares, the Warrant Shares and the Dividend Shares under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "1933 Act"). The Registration Rights Agreement amends and restates the terms and conditions of that certain Registration Rights Agreement, by and among the Company and the Original Buyers, dated as of the Original Closing Date (the "Original Registration Rights Agreement").

F. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Securities Purchase Agreement.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.	WARRANT REDEMPTION; WAIVER; CONSENT.

(a) Warrant Redemption. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, on the Closing Date (as defined below), (i) to the extent the Buyers have elected to have their Warrants (the "Purchased Warrants") redeemed by the Company at the aggregate Warrant Price by written notice to the Company on or prior to the Closing Date, the Buyers shall surrender to the Company at the Closing all such Purchased Warrants of such Buyer, and (ii) the Company shall pay to each such Buyer in cash by wire transfer of immediately available funds an aggregate amount equal to $0.13 per Warrant Share issuable upon exercise of such Purchased Warrant on the Closing Date.

(b) Acknowledgment of Satisfaction of Dividend Payment Obligations. The parties hereto expressly acknowledge and agree that the Company's dividend payment obligations with respect to the Preferred Shares accruing prior to the Closing Date and outstanding on the date hereof have been satisfied by adding such Dividends (the “Capitalized Dividends”) to the Stated Value (as defined in the Certificate of Designations) of the Preferred Shares in such amounts set forth opposite each Buyer’s name in column (6) of the Schedule of Buyers.

(c) Waiver. Effective as of the Closing Date, each of the Buyers hereby waives (x) such Triggering Events (as defined in the Certificate of Designations) that may have occurred prior to the Closing Date arising from the Company's failure to satisfy any Registration Delay Payments (as defined in the Original Registration Rights Agreement) or otherwise comply with the terms of the Original Registration Rights Agreement; (y) any right to receive any Registration Delay Payments (as defined in the Original Registration Rights Agreement) to the extent incurred prior to the Closing Date; and (z) any provision in the Original Certificate of Designations and the Certificate of Designations breached by addition of the Capitalized Dividends to the Stated Value of the Preferred Shares on the Closing Date in the amounts set forth opposite such Buyers name in column (6) of the Schedule of Buyers in satisfaction of the Company's dividend payment obligations with respect to the Preferred Shares accruing prior to the Closing Date. Any claims, rights or causes of action arising out of or based upon events, facts or circumstances occurring, or actions taken or failed to be taken, after the date hereof or, except as set forth in the preceding sentence, prior to the date hereof, whether or not such events, facts or circumstances constitute a Triggering Event, are not waived or released hereby.

(d) Closing. The date (the "Closing Date") and time of the closing (the “Closing”) shall be 10:00 a.m., New York City time, on the date hereof (or such later date as is mutually agreed to by the Company and the Buyers after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

(e) Issuance of Warrants and Preferred Shares. For the avoidance of doubt, the Warrants and Preferred Shares were issued previously and are not being issued hereunder.

2.	BUYER'S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

(a) Organization; Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b) No Public Sale or Distribution. Such Buyer (i) acquired the Preferred Shares and the Warrants, (ii) upon conversion of the Preferred Shares will acquire the

Conversion Shares, and (iii) upon exercise of the Warrants will acquire the Warrant Shares, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer acquired the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c) Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

(d) Reliance on Exemptions. Such Buyer understands that the Securities were being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company relied in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(e) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities and the amendments, waivers and consents incorporated herein which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer sought such accounting, legal and tax advice as it had considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(s)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(f).

(h) Legends. Such Buyer understands that the certificates or other instruments representing the Preferred Shares and the Warrants and, until such time as the resale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE

REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144(K) UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144(k).

(i) Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(j) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(k) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers:

(a) Organization and Qualification. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity listed on Schedule 3(a)(i)) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, except to the extent that the failure to be in good standing would not have a Material Adverse Effect, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Except as set forth in Schedule 3(a)(ii), the Company has no Material Subsidiaries (as defined in SEC Regulation S-X) other than the Subsidiaries. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company, its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or in the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below).

(b) Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Certificate of Designations, the Warrants, the Registration Rights Agreement, the Forbearance Agreements, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Preferred Shares, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Preferred Shares, the issuance of the Warrants and the reservation for issuance and issuance of the Warrant Shares issuable upon exercise of the Warrants, have been duly authorized by the Company's board of directors and (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration

Rights Agreement, any other filings as may be required by any state securities agencies, the filing of an additional listing application with the Principal Market) no further filing, consent, or authorization is required by the Company, its board of directors or its shareholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c) Issuance of Securities. The issuance of the Preferred Shares and the Warrants are duly authorized and upon issuance in accordance with the terms of the Transaction Documents shall be free from all taxes, liens and charges with respect to the issue thereof, and the Preferred Shares shall be entitled to the rights and preferences set forth in the Certificate of Designations. As of the Additional Closing, the Company has reserved from its duly authorized capital stock not less than the sum of (i) 120% of the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares (assuming for purposes hereof, that the Preferred Shares are convertible at the Conversion Price and without taking into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations), and (ii) 120% of the maximum number of shares of Common Stock issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants). Upon issuance or conversion in accordance with the Certificate of Designations or exercise in accordance with the Warrants, as the case may be, the Conversion Shares and the Warrant Shares, respectively, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the representations and warranties of the Buyers in this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Shares, the Warrants and reservation for issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Articles of Incorporation (as defined in Section 3(r)) of the Company or any of its Subsidiaries, any capital stock of the Company or Bylaws (as defined in Section 3(r)) or the Certificate of Designations of the Company or any of its Subsidiaries or (ii) except as set forth on Schedule 3(d), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, except to the extent such conflict, default or termination right would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The Nasdaq Global Market (the "Principal Market") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

(e) Consents. Except set forth on Schedule 3(e), other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, any other filings as may be required by any state securities agencies and the filing of an additional listing application with the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. Except as otherwise contemplated in the Registration Rights Agreement, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence will be obtained or effected on or prior to the Closing Date, and the Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. Except as disclosed in the Company's Current Report on Form 8-K, as filed with the SEC on January 31, 2006 with a Date of Report of January 25, 2006, the Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(f) Acknowledgment Regarding Buyer's Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that, to the Company's knowledge, no Buyer is (i) an officer or director of the Company, (ii) an "affiliate" of the Company or any of its Subsidiaries (as defined in Rule 144) or (iii) to the knowledge of the Company, a "beneficial owner" of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")). The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g) No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged an investment bank of international standing and reputation as placement agent (the "Agent") in connection with the sale of the Securities. Other than the Agent, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

(h) No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

(i) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares, and, the Warrant Shares issuable upon exercise of the Warrants, will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Designations and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(j) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of the jurisdiction of its incorporation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and any Buyer's ownership of the Securities. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(k) SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyers or their respective representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system that have been requested by each Buyer. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided on or behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(e) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made.

(l) Absence of Certain Changes. Except as disclosed in the SEC Documents, since the Company's most recently filed audited financial statements contained in a Form 10-K, there has been no material adverse change and no material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company. Except as disclosed in the SEC Documents, since the Company's most recently filed audited financials statements contained in a Form 10-K, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends (except dividends paid directly to the Company by its Subsidiaries), (ii) sold any assets, individually or in the aggregate, in excess of $1,000,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $1,000,000. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing, will not be, Insolvent (as defined below). For purposes of this Section 3(l), "Insolvent" means, with respect to any Person (as defined in Section 3(s)) (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total Indebtedness (as defined in Section 3(s)), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(m) No Undisclosed Events, Liabilities, Developments or Circumstances. Except to the extent such violation would not, individually or in the aggregate, have a Material Adverse Effect, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(n) Conduct of Business; Regulatory Permits. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Articles of Incorporation, the Certificate of Designations, any other certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or Bylaws or their organizational charter or articles of incorporation or bylaws, respectively. Except as set forth on Schedule 3(n), neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3(n), the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the two (2) years prior to the date hereof, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) except for communication from the Principal Market regarding the Company's compliance with Marketplace Rule 4350 of the Principal Market concerning the independence of the Company's board after the death of Robert Armstrong and the resignation of James Cast, the two directors of the Company, the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o) Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; except in all cases to the extent such actions would not, individually or in the aggregate, have a Material Adverse Effect.

(p) Sarbanes-Oxley Act. The Company is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(q) Transactions With Affiliates. Except as set forth in the SEC Documents filed at least ten (10) days prior to the date hereof, the grant of stock options disclosed on Schedule 3(q) and those certain Consulting Agreements entered into between the Company and Donald L. Smith, Jr., the Company's former Chairman of the Board, and James R. Cast, a former director of the Company (which Consulting Agreements were immaterial and did not require filing as part of the SEC Documents), none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(r) Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which as of the date hereof, 6,235,609 are issued and outstanding, 1,142,350 shares are reserved and available for future issuance pursuant to the Company’s stock option and purchase plans, and 5,650,956 shares are reserved and available for future issuance pursuant to securities (other than the aforementioned options and the Preferred Shares) exercisable or exchangeable for, or convertible into, shares of Common Stock. All of such outstanding or reserved shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3(r), (i) none of the Company's share capital is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company and (ii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities. Except as disclosed in the SEC Documents: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional share capital of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of the Company or any of its Subsidiaries; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined in Section 3(s)) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iii) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights Agreement); (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (vii) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its Subsidiaries' respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company has furnished to the Buyer true, correct and complete copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "Articles of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

(s) Indebtedness and Other Contracts. Except as disclosed in the SEC Documents or Schedule 3(s), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below) with an outstanding principal amount in excess of $250,000 individually, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. The SEC Documents provide a detailed description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, "capital leases" in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations except with respect to letters of credit, surety bonds and other similar instruments arising in the ordinary course of business, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(t) Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company's Subsidiaries or any of the Company's or its Subsidiaries' officers or directors, except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(u) Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(v) Employee Relations.

(i) Except as set forth on Schedule 3(v), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the 1933 Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer's employment with the Company or any such Subsidiary. No executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ii) The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(w) Title. Except as set forth under "Management Discussion And Analysis Of Financial Condition and Results Of Operations—Liquidity and Related Party Transactions" in the Company's Annual Report on Form 10-K for the fiscal year ended on December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended on March 31, 2007 and as set forth on Schedule 3(w), the Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(x) Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights ("Intellectual Property Rights") necessary to conduct their respective businesses as now conducted except where the failure to so own or possess would not reasonably be expected to result in a Material Adverse Effect. None of the Company's or its Subsidiaries' Intellectual

Property Rights have expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned, within three years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company or any of its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(y) Environmental Laws. To the knowledge of the Company, the Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(z) Subsidiary Rights. Except for certain restrictions set forth in the CapitalSource Credit Agreements (as defined in the Certificate of Designations) dated November 10, 2005, as amended prior to the date hereof, and as set forth in Schedule 3(z) which set forth certain minority holders and rights held by such minority holders pursuant to shareholder agreements, the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(aa) Tax Status. Except set forth on Schedule 3(aa) and except to the extent any violations hereof would not, either individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(bb) Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company is not an "accelerated filer" as defined in Rule 12b-2 under the Exchange Act and, accordingly, has not complied with Section 404 of the Sarbanes-Oxley Act of 2002. Except as set forth in the SEC Documents, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as set forth in the SEC Documents, during the twelve months prior to the date hereof neither the Company nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(cc) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(dd) Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

(ee) Transfer Taxes. On the applicable Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(ff) Acknowledgement Regarding Buyers' Trading Activity. It is understood and acknowledged by the Company (i) that none of the Buyers have been asked by the Company or its Subsidiaries to agree, nor has any Buyer agreed with the Company or its Subsidiaries, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that any Buyer, and counter parties in "derivative" transactions to which any such Buyer is a party, directly or indirectly, presently may have a "short" position in the Common Stock, and (iii) that each Buyer shall not be deemed to have any affiliation with or control over any arm's length counter party in any "derivative" transaction. The Company further understands and acknowledges that one or more Buyers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares and the Warrant Shares deliverable with respect to Securities are being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing Shareholders' equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Warrants or any of the documents executed in connection herewith.

(gg) Registration Eligibility. The Company is eligible to register the Conversion Shares and the Warrant Shares for resale by the Buyers using Form S-3 promulgated under the 1933 Act.

(hh) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(ii) U.S. Real Property Holding Corporation. The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Buyer's request.

(jj) Disclosure. All disclosure provided to the Buyers regarding the Company and its Subsidiaries, their business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(kk) ERISA. The Company and each Person required to be aggregated with the Company and its Subsidiaries under Sections 414(b),(c), (m) or (o) of the Internal Revenue Code of 1986 (each such Person, an "ERISA Affiliate") is in compliance with ERISA, except for such failures to comply that, in the aggregate, would reasonably be expected to have an Material Adverse Effect and no contributions required to be made by the Company or any ERISA Affiliate to any pension plan are overdue. No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any pension plan that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No circumstance exists that constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any pension plan or trust created thereunder, nor has the PBGC instituted any such proceeding. Neither the Company nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan except for such withdrawal liability that, in the aggregate of all such liabilities, would not reasonably be expected to have a Material Adverse Effect. There have been no "reportable events" (as such term is defined in section 4043 of ERISA) with respect to any multiemployer plan that could result in the termination of such multiemployer plan and give rise to a liability of the Company or any ERISA Affiliate in respect thereof except for such "reportable events" that in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ll) Shareholder Approval. The Company has received (i) the Shareholder Approval (as defined in the Original Securities Purchase Agreement) approving the Resolutions (as defined in the Original Securities Purchase Agreement") and (ii) the approval of the Company's stockholders of a proposal providing for the amendment and restatement of the

Certificate of Designations (the "Amendment Shareholder Approval", and together with the Shareholder Approval, the "Shareholder Approvals"). As of the Closing Date, the Shareholder Approvals are effective and in full force and effect in compliance with the requirements of the Exchange Act. The Shareholder Approvals are sufficient to authorize to consummation the transactions contemplated hereby and pursuant to the Original Securities Purchase Agreement pursuant to applicable law and the rules and regulations of the Principal Market, including, without limitation, the issuance of the Preferred Shares, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Preferred Shares, the issuance of the Warrants and the reservation for issuance and issuance of the Warrant Shares issuable upon exercise of the Warrants.

4.	COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D and Blue Sky. The Company agrees to file any amendments to the Form D previously filed with respect to the Securities to the extent such amendments are required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall make all filings and reports relating to such Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the applicable Closing Date.

(c) Reporting Status. Until the date on which the Buyers shall have sold all the Conversion Shares, Dividend Shares and Warrant Shares, and none of the Preferred Shares or Warrants is outstanding (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination, and the Company shall take all actions necessary to maintain its eligibility to register the Conversion Shares and Warrant Shares for resale by the Buyers on Form S-3.

(d) Use of Proceeds. The Company will continue to use the proceeds from the sale of the Securities as set forth in the private placement memorandum previously delivered to the Buyers, and not for, except with respect to any of the indebtedness owed by the Company to CapitalSource Finance LLC or any of the indebtedness owed by Guardian International, Inc. to third parties or with respect to the outstanding shares of preferred stock of Guardian International, Inc. or as specifically set forth on Schedule 4(d), (A) repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries or (B) redemption or repurchase of any of its or its Subsidiaries' equity securities.

(e) Financial Information. Unless filed with the SEC through EDGAR and are available to the public through the EDGAR system, the Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period (i) within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports and Quarterly Reports on Form 10-K, 10-KSB, 10-Q or 10-QSB, any interim reports or any consolidated balance sheets, income statements, shareholders' equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) within one (1) Business Day after release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

(f) Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement), including any amendment to previously filed listing application to list additional Registrable Securities resulting from the amendments contemplated hereby, upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock's authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

(g) Fees. On the Closing Date, the Company shall reimburse Schulte Roth & Zabel LLP, counsel to HBK Main Street Investments L.P. (a Buyer), and within three (3) business days of receiving an invoice therefor, the Company shall reimburse Katten Muchin Rosenman LLP, counsel to CS Equity II LLC (a Buyer), for any reasonable fees and expenses incurred in connection with the transactions contemplated by the Transaction Documents and due diligence in connection therewith, which amount shall be non-accountable (the "Counsel Fees"); provided that the fees and expenses reimbursed to Katten shall not exceed $5,000. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or broker's commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees payable to the Agent. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

(h) Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

(i) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York Time, on the first (1st) Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the form of Certificate of Designations and the Registration Rights Agreement) (including all attachments, the "8-K Filing"). From and after the 8-K Filing, the Company shall have disclosed any material nonpublic information delivered to the Buyers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the 8-K Filing with the SEC without the express written consent of such Buyer. Subject to the foregoing, neither the Company, its Subsidiaries nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of any applicable Buyer, neither the Company nor any of its Subsidiaries shall disclose the name of any Buyer in any filing, announcement, release or otherwise.

(j) Additional Registration Statements. Except as otherwise permitted by the terms of the Registration Rights Agreement, until the Effective Date (as defined in the Registration Rights Agreement), the Company shall not file a registration statement under the 1933 Act relating to securities that are not the Securities.

(k) Additional Preferred Shares; Variable Securities; Dilutive Issuances. So long as any Buyer beneficially owns any Securities, the Company will not, without the prior written consent of Buyers holding a majority of the Preferred Shares, issue any Preferred Shares (other than to the Buyers as contemplated hereby) and the Company shall not issue any other securities that would cause a breach or default under the Certificate of Designations or the Warrants. For so long as any Preferred Shares or Warrants remain outstanding, without the prior written consent of Buyers holding a majority of the Preferred Shares, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Certificate of Designations) with respect to the Common Stock into which any Preferred Shares are convertible or the then applicable Exercise Price (as defined in the Warrants) with respect to the Common Stock into which any Warrant is exercisable. For purposes of clarification, this does not prohibit the issuance of securities with customary "weighted average" or "full ratchet" anti-dilution adjustments which adjust a fixed conversion or exercise price of securities sold by the Company in the future. For so long as any Preferred Shares or Warrants remain outstanding, without the prior written consent of Buyers holding a majority of the Preferred Shares, the Company shall not, in any manner, enter into or affect any dilutive issuance if the effect of such dilutive issuance is to cause the Company to be required to issue upon conversion of any Preferred Shares or exercise of any Warrant any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares and exercise of the Warrants without breaching the Company's obligations under the rules or regulations of the Principal Market.

(l) Corporate Existence. So long as any Buyer beneficially owns any Securities, the Company shall not be party to any Fundamental Transaction (as defined in the Certificate of Designations) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations and the Warrants.

(m) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than (i) 120% of the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares (assuming for purposes hereof, that the Preferred Shares are convertible at the Conversion Price and without taking into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations) and (ii) 120% of the maximum number of shares of Common Stock issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants).

(n) Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(o) Additional Issuances of Securities.

(i) For purposes of this Section 4(o), the following definitions shall apply.

(1) "Convertible Securities" means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(2) "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(3) "Common Stock Equivalents" means, collectively, Options and Convertible Securities.

(ii) [Intentionally Omitted]

(iii) Until the eighteen (18) month anniversary of the Closing Date, the Company will not, directly or indirectly, effect any Subsequent Placement unless (x) such Subsequent Placement is not structured in any manner to avoid the application of this Section 4(o)(iii) and (y) the Company shall have first complied with this Section 4(o)(iii).

(1) The Company shall deliver to each Buyer a written notice (the "Offer Notice") of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Buyers a pro rata portion of the Offered Securities allocated among such Buyers (a) based on such Buyer's pro rata portion of the aggregate number of Preferred Shares purchased hereunder (the "Basic Amount"), and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the "Undersubscription Amount").

(2) To accept an Offer, in whole or in part, such Buyer must deliver a written notice to the Company prior to the end of the seventh (7th) Business Day after such Buyer's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Buyer's Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary. Notwithstanding the foregoing, if the Company desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Company may do so on only two occasions and shall deliver to the Buyers a new Offer Notice (an "Amended Offer Notice") and the Offer Period shall expire on the seventh (7th) Business Day after such Buyer's receipt of any such Amended Offer Notice.

(3) The Company shall have forty-five (45) Business Days from the expiration of the Offer Period above (i) to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the "Refused Securities") pursuant to a definitive agreement(s) (the "Subsequent Placement Agreement"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) to publicly announce (a) the execution of such Subsequent Placement Agreement, and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Current Report on Form 8-K or other appropriate form under the 1934 Act with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(4) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section

4(o)(iii)(3) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(o)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 4(o)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(o)(iii)(1) above.

(5) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from the Company, and the Company shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(o)(iii)(3) above if the Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

(6) Any Offered Securities not acquired by the Buyers or other persons in accordance with Section 4(o)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Buyers under the procedures specified in this Agreement.

(7) The Company and the Buyers agree that if any Buyer elects to participate in the Offer, (x) neither the Subsequent Placement Agreement nor any other transaction documents related thereto (collectively, the "Subsequent Placement Documents") shall include any term or provisions whereby any Buyer shall be required to agree to any restrictions in trading as to any securities of the Company owned by such Buyer prior to such Subsequent Placement, and (y) any registration rights set forth in such Subsequent Placement Documents shall be similar in all material respects to the registration rights contained in the Registration Rights Agreement.

(8) Notwithstanding anything to the contrary in this Section 4(o) and unless otherwise agreed to by the Buyers, the Company shall either confirm in writing to the Buyers that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention on a Form 8-K or other appropriate report under the 1934 Act to issue the Offered Securities, in either case in such a manner such that the Buyers will not be in possession of material non-public information, by the tenth (10th) Business Day following delivery of the Offer Notice or the last Amended Offer Notice, as the case may be. If by the tenth (10th) Business Day following delivery of the Offer Notice or the last Amended Offer Notice, as the case may be, no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Buyers, such transaction shall be deemed to have been abandoned and the Buyers shall not be deemed to be in possession of any material, non-public information with respect to the Company. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide each Buyer with another Offer Notice and each Buyer will again have the right of participation set forth in this Section 4(o)(iii). The Company shall not be permitted to deliver more than one such Offer Notice (with the aforementioned right to deliver up to two Amended Offer Notices with respect thereto) to the Buyers in any sixty (60) day period.

(9) The restrictions contained in subsections (ii) and (iii) of this Section 4(o) shall not apply in connection with the issuance of any Excluded Securities (as defined in the Certificate of Designations).

(p) Castlerigg Litigation. The Company shall not, without the written consent of HBK Main Street Investments L.P. ("HBK") and CS Equity II LLC ("CS"), settle or compromise any of the claims set forth in or consent to the entry of judgment in that case (the "Case") styled Castlerigg Master Investments Ltd. ("Castlerigg") and Sandell Asset Management Corp. ("Sandell") v. Devcon International Corp., Case No. 07-CV-3283 filed in the United States District Court for the Southern District of New York. In addition, the parties hereto agree that to the extent a settlement or compromise of the Case is entered into by the parties thereto notwithstanding the failure of HBK and CS to provide such consent and such settlement or compromise entails the issuance of new securities (the "New Securities") to Castlerigg or Sandell, the Company shall offer to each of HBK and CS the opportunity to exchange their Preferred Shares and Warrants for such New Securities on substantially the same terms and conditions as those offered to Castlerigg and Sandell; provided, however, that under no circumstance shall the terms of any New Security received by HBK or CS or the terms of the current Preferred Shares and Warrants held by such parties be impacted by any Registration Delay Payments or interest earned thereon or legal fees of Castlerigg or Sandell paid or reimbursed to Castlerigg or Sandell as a part of such settlement or compromise nor shall the Company be obligated to (A) redeem for cash any of the Preferred Shares owned by HBK or CS to the extent such redemption is impracticable taking into account the financial condition of the Company, or (B) pay to HBK or CS any consequential, punitive, indirect, lost opportunity or special damages of any nature that may be recovered by Castlerigg and Sandell in connection with the Case.

(q) BCD Good Standing Certificate. The Company shall, within two weeks of the date hereof, produce a certificate evidencing the good standing of Bahamas Construction and Development, Ltd. from the appropriate authority in the Bahamas.

5.	REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Shares and the Warrants in which the Company shall record the name and address of the Person in whose name the Preferred Shares and the Warrants have been issued (including the name and address of each transferee), the number of Preferred Shares held by such Person, the number of Conversion Shares issuable upon conversion of the Preferred Shares and Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection upon reasonable prior notice of any Buyer or its legal representatives.

(b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company ("DTC"), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares, and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares or exercise of the Warrants in the form attached hereto as Exhibit F (the "Irrevocable Transfer Agent Instructions"). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(f) hereof, will be given by the Company to its transfer agent with respect to the Securities, and that the Securities shall otherwise be freely transferable on the books and records of the Company, as applicable, and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares and Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.	CONDITIONS TO THE COMPANY'S OBLIGATION HEREUNDER.

(a) Conditions. The obligation of the Company to close is subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) Such Buyer shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

(ii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the Closing Date when made and as of the date hereof (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the date hereof.

(iii) The Buyer shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

(iv) The Shareholder Approval shall have been obtained and shall be effective under applicable rules and regulations.

7.	CONDITIONS TO EACH BUYER'S OBLIGATION HEREUNDER.

(a) Conditions. The obligation of each Buyer to close is subject to the satisfaction of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) To the extent that such Buyer has elected to sell the Warrants of such Buyer, the Company shall have paid the Warrant Price of such Warrants held by such Buyer to such Buyer by wire transfer of immediately available funds in accordance with wire instructions delivered to the Company prior to the Closing Date.

(ii) The Company shall have duly executed and delivered to such Buyer this Agreement, the Voting Agreement, the Certificate of Designations, and the Registration Rights Agreement.

(iii) Such Buyer shall have received the opinion of Greenberg Traurig, P.A. the Company's outside counsel, dated as of the Initial Closing Date, in substantially the form of Exhibit G attached hereto.

(iv) The Company shall have paid the Counsel Fees to Schulte Roth & Zabel LLP, by wire transfer of immediately available funds in accordance with wire instructions delivered to the Company on or prior to the Closing Date.

(v) The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company and each of its Material Subsidiaries in each such entity's jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date.

(vi) The Company shall have delivered to such Buyer a certificate evidencing the Company's qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date.

(vii) The Company shall have delivered to such Buyer a certified copy of the Articles of Incorporation as certified by the Secretary of State of the State of Florida within ten (10) days of the date hereof, which copy shall reflect the filed Certificate of Designations.

(viii) The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company's board of directors in a form reasonably acceptable to such Buyer, (ii) the Articles of Incorporation (including the Certificate of Designations) and (iii) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit C.

(ix) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit H.

(x) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Closing Date.

(xi) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall proceedings regarding such suspension by the SEC or the Principal Market have been threatened, as of the Initial Closing Date, either (A) by the SEC or the Principal Market or (B) by falling below the minimum maintenance requirements of the Principal Market, other than with respect to those issues set forth on the Company's Current Report on Form 8-K, dated as of January 25, 2006.

(xii) The Company shall have delivered to such Buyer duly executed Voting Agreements, in the form attached hereto as Exhibit D (the "Voting Agreements").

(xiii) No event or events shall have occurred since the date hereof that, taken individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(xiv) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(xv) The Certificate of Designations in the form attached hereto as Exhibit A shall have been filed with the Secretary of State of the State of Florida and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended.

(xvi) The Shareholder Approvals shall have been obtained and shall be effective under applicable rules and regulations.

(xvii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8.	TERMINATION.

In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, if this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(g) above.

9.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, including, without limitation, Section 16 of the Confidentiality Agreement which is terminated hereby, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the Preferred Shares issued and issuable hereunder, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Preferred Shares or holders of the Warrants, as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Devcon International Corp.
595 South Federal Highway Suite 500 Boca Raton, Florida 33432
Telephone:	(561) 955-7300
Facsimile:	(561) 955-7333
Attention:	Robert Farenhem

With a copy (for informational purposes only) to:

Greenberg Traurig, P.A.
1221 Brickell Avenue Miami, Florida 33131
Telephone:	(305) 579-0756
Facsimile:	(305) 961-5756
Attention:	Robert L. Grossman, Esq.

If to the Transfer Agent:

Continental Stock Transfer and Trust
17 Battery Place, 8th Floor New York, NY 10004
Telephone:	(212) 509-4000 x304
Facsimile:	(212) 616-7616
Attention:	Mark Zimkind

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares or the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder, including by way of a Fundamental Transaction (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations and the Warrants). A Buyer may assign some or all of its rights hereunder in connection with transfer of any of its Securities without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing Date. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 4(i), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(l) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(o) No Effect Upon Lending Relationships. Nothing contained in this Agreement shall affect, limit or impair the rights and remedies of CapitalSource Finance LLC or its affiliates in their capacities as lenders pursuant to the CapitalSource Credit Agreements, including, without limitation, in exercising its rights as a lender and making any decision on whether to foreclose on any collateral security, and they shall not have any duty to consider (a) their status as a direct or indirect equityholder of the Company, (b) the interests of the Company or any of its Subsidiaries (other than with respect to any obligations they may have as a lender) or (c) any duty they may have to any other direct or indirect equityholder of the Company, except as may be required under the applicable loan documents, by commercial law applicable to creditors generally or pursuant to the Transaction Documents.

(p) Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amended and Restated Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

DEVCON INTERNATIONAL CORP.

By:	/s/ Richard C. Rochon
Name:	Richard C. Rochon
Title:	Acting Chief Executive Officer

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amended and Restated Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

HBK MAIN STREET INVESTMENTS L.P.

By:	HBK Services LLC Investment Advisor

By:	/s/ V. Baker Gentry, Jr.
Name:	V. Baker Gentry, Jr.
Title:	Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amended and Restated Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

CS EQUITY II LLC

By:	/s/ Keith D. Reuben
Name:	Keith D. Reuben
Title:	Authorized Signatory

SCHEDULE OF BUYERS

(1)	(2)	(4)	(5)	(6)	(7)
Buyer	Address and Facsimile Number	Aggregate Number of Preferred Shares	Aggregate Number of Warrants	Amount of Dividends Owed to Buyer as of the Date Hereof	Legal Representative's Address and Facsimile Number
HBK Main Street Investments L.P.	c/o HBK Services LLC 300 Crescent Court, Suite 700 Dallas, TX 75201 Attn: Legal (PP) Telephone: 214-758-6107 Facsimile: 214-758-1207 Residence: Cayman Islands	35,000	1,284,067	$1,878,138.89	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Castlerigg Master Investments Ltd.	c/o Sandell Asset Management 40 West 57th St 26th Floor New York, NY 10019 Attention: Cem Hacioglu / Matthew Pliskin Telephone: 212-603-5700 Fax: 212-603-5710 Residence: British Virgin Islands	7,000	256,813	$375,627.78	McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10017 Attention: Stephen Older, Esq. Facsimile: (212) 547-5444 Telephone: (212) 547-5649

CS Equity II LLC	c/o CapitalSource Finance, LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: HSB, Portfolio Manager Telephone: (301) 841-2700 Fax: (301) 841-2360 Residence: Delaware	3,000	110,063	$160,983..33	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Ill. 60661 Attention: Jeffrey L. Elegant, Esq. and Mark R. Grossman, Esq. Facsimile: (312) 577-4408 Telephone: (312) 902-5200

EXHIBITS

Exhibit A	Form of Certificate of Designations
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Secretary's Certificate
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Resolutions
Exhibit F	Transfer Agent Instructions
Exhibit G	Form of Outside Company Counsel Opinion
Exhibit H	Form of Officer's Certificate

Company Disclosure Schedules

Dated as of July 13, 2007

In connection with the Amended and Restated Securities Purchase Agreement, dated as of July 13, 2007 (the “Purchase Agreement”), by and among Devcon International Corp. and the Investors listed on the Schedule of Buyers attached thereto, attached hereto are certain sections of the disclosure schedule (the “Disclosure Schedule”) to the Purchase Agreement prepared by the Company. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

The inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself, that such information is required to be listed in the Disclosure Schedule or that any such items are material to the Company.

The headings of the sections of the Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of the Purchase Agreement.

Schedule 3(a)(i)

List of Subsidiaries

See attached.

Schedule 3(a)(i)

	Ownership	Jurisdiction
Devcon International Corp
Devcon Management Corp	100.00%	Florida
Devcon Security Holdings Inc	100.00%	Florida
Devcon Security Services Corp.	100.00%	Delaware
Mutual Central Alarm Services, Inc.	100.00%	New York
Stat-Land Burglar Alarm System & Devices, Inc.	100.00%	New York
VI Cement & Building Products, Inc.	100.00%	Delaware
VI Excavation Equipment Rental, LLC	100.00%	US Virgin Islands
Devcon/Matrix Utility Resources, LLC	80.00%	Florida
DevMat Bahamas Ltd	76.80%	Bahamas
Devcon Construction & Materials Corp	100.00%	Florida
Devcon Carribbean Purchasing Corp	100.00%	Florida
Z.S.C. J/V	50.00%	Florida
Bahamas Construction & Development Ltd.	99.92%	Bahamas
M21 Industries Inc.	100.00%	US Virgin Islands
Antigua Heavy Constructors, Ltd.	100.00%	Antigua
Newport (Antigua) Ltd.	0.01%	Antigua
Corbkinnons Limited	0.34%	Antigua
Puerto Rico Crushing Comp, Inc	50.02%	Puerto Rico
West Highland Development Company	33.33%	Puerto Rico
Societe Des Carrieres de Grand Case, S.A.R.L.	100.00%	Fr. Antilles
Proar Construction Materials Company, N.V.	100.00%	Neth. Ant.
Bouwbedrijf Boven Winden, N.V.	100.00%	Neth. Ant.
Cramer Construction St. Maarten N.V.	100.00%	Neth. Ant.
St. Maarten Masonry Product	100.00%	Neth. Ant.
South Atlantic Dredging Corp	100.00%	Delaware

Schedule 3(a)(ii)

List of Material Subsidiaries

See attached.

Schedule 3(a)(ii)

	Ownership	Jurisdiction
Devcon Security Services Corp.	100.00%	Delaware
Mutual Central Alarm Services, Inc.	100.00%	New York
Stat-Land Burglar Alarm System & Devices, Inc.	100.00%	New York
VI Cement & Building Products, Inc.	100.00%	Delaware
Bahamas Construction & Development Ltd.	99.92%	Bahamas
Devcon Management Corp	100.00%	Florida
Devcon Security Holdings Inc	100.00%	Florida
Devcon Construction & Materials Corp	100.00%	Florida
Devcon Carribbean Purchasing Corp	100.00%	Florida
South Atlantic Dredging Corp	100.00%	Delaware

Schedule 3(d)

Conflicts

None

Schedule 3(e)

Consents

None.

Schedule 3(n)

Conduct of Business; Regulatory Permits

None.

Schedule 3(q)

Transactions With Affiliates

See attached for Stock Options granted under the Company’s various option plans.

STOCK OPTIONS GRANTED (86/92/99/00 PLANS)

Schedule 3(q)

Stock Option Grant

Name	Original Grant	Net Exercisable	Total Unvested
Armstrong	9,000	9,000	—
Benejam	20,000	20,000	—
Cast	10,000	1,000	—
Boruff	15,000	—	15,000
Cohen	20,000	—	20,000
Cunningham	18,000	18,000	—
Ferrari	19,000	19,000	—
Godsey	20,000	—	20,000
Gutekunst	15,000	2,500	5,000
Hornsby, R.	121,700	11,000	—
Huber	5,000	—	5,000
Karnes	18,000	18,000	—
Klingensmith, A	17,500	—	7,500
Ladd, W	10,000	4,000	—
Loof	19,000	19,000	—
McCarthy	5,000	—	5,000
McDonald	10,000	—	10,000
McMillan, J	30,000	20,000	—
Pitts	16,000	12,000	—
Rochon	14,000	14,000	—
Singh	7,500	—	7,500
Schiller	25,000	—	25,000
Smith, D Jr.	141,700	91,700	—

	586,400	259,200	120,000

Schedule 3(r)

Equity Capitalization

On July 30, 2004, the Company issued 2,000,000 units to Coconut Palm Capital Investors I, Ltd. (“Coconut Palm”). Each unit included (i) 1 share of common stock, par value $0.10 of the Company, (ii) a warrant to purchase 1 share of common stock at an exercise price of $10.00 per share with a term of 3 years, (iii) a warrant to purchase  1/2 share of common stock at an exercise price of $11.00 per share with a term of 4 years and (iv) a warrant to purchase  1/2 share of common stock at an exercise price of $15.00 per share with a term of 5 years. At the time of the issuance, Coconut Palm was also entitled, on a fully diluted basis, to acquire up to 57.6% of the common stock of the Company outstanding upon exercise of the warrants. The warrants contain anti-dilution provisions.

The Company’s 1986, 1992, 1999 and 2006 option plans, as amended, contain anti-dilution provisions in the event of stock splits, mergers, stock dividends, etc. the effect thereof being generally that the options become vested upon a change of control and for a period of time thereafter.

Anti-dilution provisions set forth in the securities issued pursuant to the Securities Purchase Agreement.

Schedule 3(s)

Indebtedness and Other Contracts

(i) and (ii)

$100 million Revolving Credit Facility made available to Devcon Security Holdings, Inc., Devcon Security Services Corp., Mutual Central Alarm Services, Inc. and Stat-Land Burglar Alarm System & Devices, Inc. (as Borrowers) by CapitalSource Finance LLC (as Lender), dated November 10, 2005, $88,620,389.00 principal outstanding as of March 28, 2007.

General Indemnity Agreement dated June 30, 2003 between Devcon International Corporation and Arch Insurance Company, $22,398,187.65 outstanding as of March 28, 2007.

Various corporate guarantees issued by Devcon International Corp. in connection with the provision of the following construction contracts in the normal course of business: Jolly Harbor, WICO-Ultra Voyager Pier Extension, Reeds Point, Statia and WAPA.

Bond #	Obligor	Obligee	Description	Type *	Bond Amount	Premium	Effective Date	Expiration Date	Issued By	Note
SU1011587	VI Cement & Building Products, Inc.	Yacht Haven USVI LLC c/o Island Capital	Yacht Haven USVI - Marina Design and Dock Work, Long Bay Road, St. Thomas, USVI 00802	PP	7,493,508.65	57,559.00	11/2/2004	Until job completed	Arch

SU1011842	Bahamas Construction & Development, Ltd.	Moss & Associates	Chub Cay	PP	7,724,265.00	59,012.00	2/28/2003	Until job completed	Arch	(1)

SU1017004	VI Cement & Building Products, Inc.	Virgin Island Port Authority	Anne E Abramson Marine Facility, Frederiksted	PP	2,309,318.00	22,941.00	12/13/2005	Until job completed	Arch

SU1005436	VI Cement & Building Products, Inc.	IN-USVI, LLC	Yacht Haven Restoration	PP	2,837,642.00	26,929.00	10/9/2003	Until job completed	Arch

SU1017007	Bahamas Construction & Development, Ltd.	West End Resorts, Ltd.	Earthwork, rock revetment & subdivision improvements at Old Bahama Bay - West End	PP	2,028,454.00	to be advised	2/7/2006	Until job completed	Arch

	Antigua Masonry Products Ltd.	Pres-T-Con Limited	To guarantee workmanship of the Nevis Street and Heritage Breasting Dolphins and the Nevis Pier and Approach Bridge Pile Caps	W	50,000.00	n/a	4/29/2003	4/29/2013	RBTT	(2)

	Antigua Heavy Constructors/Theo’s Tug & Barge Joint Venture	Government of Antigua & Barbuda	Restoration of the Dockyard Sea Wall. English Harbor job.	PP	184,074.07	n/a	2/10/2003	Until job completed	RBTT	(3)

					$22,627,261.72

Bond Type
PP	Performance bonds (premium paid once)
BD	Bid bonds (set expiry date)
W	Warranty bond

Note
(1)	Most performance bonds are issued for the full amount of the job at inception of the job; therefore the item being insured is the work to be performed. In the case of Chub Cay, the bond amount represents the amount of work already performed (e.g., it is a backward looking bond). Therefore, there is technically no performance risk as the work has been performed.
(2)	Collateralized by an EC$ money market account (balance @ Feb 9, 2006 circa $203,940 or EC$550,700).
(3)	This job has been completed for circa 2 years. Will contact the bank and find out what they need in order to release the collateral. Collateralized by an EC$ money market account (balance @ Feb 9, 2006 circa $56,626 or EC$152,890).

Schedule 3(v)

Employee Relations

Employees in Antigua may be subject to an Agreement between Antigua Masonry Products Limited and the Antigua and Barbuda Worker’s Union. This Agreement is effective from November 1, 2003 and shall remain in force until cancelled or amended by a subsequent Agreement. However, it shall remain in force for at least three years from the date of its commencement. At this time there are 4 employees covered by this Agreement.

The Company is not aware of any material grievances at this time.

The Company has a defined benefit pension plan covering Antigua employees who meet certain minimum requirements and also maintains an accrual for retirement agreements with Company executives and certain other employees. The accrual is based on the life expectancy of these persons and an assumed weighted average discount rate. Should the actual longevity vary significantly from the United States insurance norms, or should the discount rate used to establish the present value of the obligation vary, the accrual may have to be significantly increased or diminished at that time.

Schedule 3(w)

Liens

Liens associated with the $100 million Revolving Credit Facility made available to Devcon Security Services Corp., Mutual Central Alarm Services, Inc. and Stat-Land Burglar Alarm System & Devices, Inc. (as Borrowers) by CapitalSource Finance LLC (as Lender), dated November 10, 2005.

Liens associated with the General Indemnity Agreement dated June 30, 2003 between Devcon International Corporation and Arch Insurance Company.

Other liens as incurred in the ordinary course of business.

Schedule 3(z)

Subsidiary Rights

Devcon International Corp. has a 50.02% interest in Puerto Rico Crushing Company, Inc. (“PRCC”), a Puerto Rico corporation. The other shareholders are Hormigonera Mayaguezana, Inc. (“HMI”) and Jose F. Criado, Sr. (“Criado”) (collectively with Devcon International Corp., the “Shareholders”). Under a Stockholder’s Agreement dated February 2, 1996, the Shareholders agreed:

•	To restrict the transfer of PRCC’s Common Stock except as allowed by the Stockholder’s Agreement.

•	Any sale of PRCC Common Stock must be offered first to the Company and then to the other Shareholders.

•	The articles of incorporation of PRCC will include a preemptive right for the Shareholders to acquire any newly issued stock in order to preserve their respective ratios of the outstanding stock.

•	Similarly, if PRCC decides to dispose of any acquired shares, the Shareholders will have the right to preserve their respective ratios in the outstanding stock.

•	The Board of Directors will consist of 5 directors, 3 designated by Devcon, 1 by Criado and 1 by HMI.

•	Any matter requiring approval by the board must have a majority of the vote.

•

During the term of the Stockholder’s Agreement and for 2 years after the termination of it, Shareholders agree not to compete directly or indirectly with PRCC. Shareholders can hold investments in competing entities.

•	Shareholders agree not to disclose any Confidential Information.

•	Shareholders agree not to solicit customers, unless given written consent or if the customer has not been a customer for a period in excess of 6 months.

Irrevocable Proxy by HMI appointing PRCC a proxy to vote its shares in PRCC dated July 30, 1996.

Stock Pledge Agreement by and among PROAR Construction Materials Company, N.V., Bouwbedrijf Boven Winden, N.V. and Greenberg Traurig, dated April 18, 1990.

Amendment No. 1 to Shareholders’ Agreement of Corbkinnon, Limited by and among Antigua and Barbuda, Antigua Heavy Constructors, Ltd. (“AHC”), Norman Wexelman (“Wexelman”), Corbkinnon, Limited and Devcon, dated December 12, 1987.

•	Assignment of rights of Antigua Masonry Products, Ltd. to AHC and transfer of 41.25 shares by AHC to Wexelman.

•

Right of first refusal: extends first to the company and then to the shareholders. A change of control in the company constitutes a transfer. A change of control is defined as any person or entity which is not a shareholder or similar holder of such corporation or entity as of the date of the agreement who acquires 50% or more of the beneficial interest of such corporation or entity. Neither Wexelman nor AHC is restricted from transferring shares to an entity in which either or both are general partners or own all of the shares, provided that such entity agrees to be bound by the terms of the Shareholders’ Agreement as amended.

•	Buy-Sell provision among AHC and Wexelman.

Amendment No. 1 to Shareholders’ Agreement of NAL by and among Antigua and Barbuda, AHC, N. Wexelman and NAL, dated December 12, 1987.

•	Assignment of rights of AMP to AHC and transfer of 49 shares by AHC to N. Wexelman.

•	Right of first refusal: extends first to the company and then to the shareholders. A change of control in the company constitutes a transfer. A change of control is defined as any person or entity which is not a shareholder or similar holder of such corporation or entity as of the date of the agreement who acquires 50% or more of the beneficial interest of such corporation or entity. Neither Wexelman nor AHC is restricted from transferring shares to an entity in which either or both are general partners, own all of the shares, provided that the such entity agrees to be bound by the terms of the Shareholders’ Agreement as amended.

•	Lease: Antigua to lease land for 99 years instead of conveying the land to the company.

•	Buy-Sell provision among AHC and Wexelman.

In May 2003, the Company issued options to purchase 50,000 shares to Matrix Desalination Inc at an exercise price of $6.38. The vesting of the options issued to Matrix is dependent on the consummation of certain investments for DevMat Utility Resources, LLC.

Schedule 3(aa)

Taxes

As a matter of course, the Company will request extension of its tax filing requirements in the various jurisdictions in which it operates.

See the Company’s Current Report on Form 8-K filed with the SEC on December 08, 2004 regarding certain tax agreements entered into with the Government of Antigua and Barbuda.

Schedule 4(d)

Use of Proceeds

Acquisition of all of the capital stock of Guardian International, Inc. (“Guardian”), including all outstanding common stock and all outstanding preferred stock.

Payment of indebtedness owed by the Company to CapitalSource Finance LLC (“CapitalSource”), including, without limitation, certain bridge financing obtained from CapitalSource.

Payment of indebtedness and other amounts owed by Guardian to third parties.

General working capital needs.